Exhibit 10.4

THIS OFFER OF EMPLOYMENT (the “Agreement”) is dated the 5th day of July 2011, between Jaded Pixel Technologies Inc. (the “Company”) and Craig Miller (the “Employee”) and remains valid until the 8th day of July 2011.

The Company and the Employee desire to enter into this Agreement to set forth the definitive terms and conditions of the employment of the Employee at the position of Vice President Marketing.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions.

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

“Business” shall mean the e-commerce platform software business carried on by the Company.

“Business Day” means a day other than a Saturday, Sunday, statutory holiday or other day on which banks are generally closed in Ottawa, Ontario, Canada.

“Cause” shall mean any act or omission of the Employee that would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

“Effective Date” shall mean the 1st day of September 2011.

“Position” means the Employee’s position within the Company as set out in Section 2.1 below.

“Stock Option Plan” means any stock option plan which may be adopted by the Company, as amended from time to time, providing among others, employees of the Company with the opportunity through stock options to acquire a proprietary interest in the Company.

Section 1.2 Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supercedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein; provided, however, that nothing contained herein shall supercede any agreement among the Company and its shareholders relating to the ownership, restrictions on transfer, and other rights relating to the ownership of shares in the capital of the Company. For greater certainty, any and all existing agreements between the Company and the Employee in respect of the Employee’s employment with or provision of services to the Company, are terminated, replaced and superceded by this Agreement

Section 1.3 Extended Meanings.

In this Agreement, words importing the singular shall include the plural and vice versa and words importing gender shall include all genders.

Section 1.4 Headings.

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 1.5 References.

References to a specific article or section shall be construed as references to that specified article or section of this Agreement, unless the context otherwise requires.

Section 1.6 Business Day.

Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

Section 1.7 Currency.

All dollar amounts referred to in this Agreement are in Canadian funds.

ARTICLE 2

EMPLOYMENT

Section 2.1 Employment.

The Company hereby acknowledges the employment of the Employee, and the Employee acknowledges acceptance of employment in the Position of Vice President Marketing, on the terms and conditions contained herein as of and with effect from the Effective Date. During the term of this Agreement, the Employee shall report to the Chief Executive Officer of the Company (the “CEO”). The Employee acknowledges that the duties of the Employee set out in Section 2.3 herein, may be reasonably amended or added to by the Company from time to time.

Section 2.2 Term and Termination.

This Agreement and the Employee’s employment hereunder shall commence on the Effective Date and shall continue for an indefinite period, subject to termination in accordance with the terms and conditions set forth in Section 3.1 of this Agreement.

Section 2.3 Duties.

During the term of this Agreement, the Employee shall:

(a)	well and faithfully serve the Company and carry out those responsibilities as are necessary or incidental to perform the functions associated with the Position, such as setting up and managing a marketing team primarily based in Toronto, as well as such other duties assigned to the Employee pursuant to Section 2.1 above;

(b)	devote his full time, skill, experience and attention to carry out the responsibilities consistent with the Position; and

(c)	not incur any debt, liability or obligation, or enter into any contract or agreement for, or on behalf of, or in the name of the Company except in the ordinary course of business unless duly authorized by the Company.

Section 2.4 Remuneration.

As compensation for the performance by the Employee of his duties hereunder:

(a)	Commencing on the Effective Date, the Employee’s base salary (the “Base Salary”) shall be Cdn$135,000 per annum, payable in equal bi-monthly instalments in arrears, less those deductions, withholdings or contributions which are required by law. In addition, the Employee will be eligible to receive variable compensation of Cdn$50,000 per annum (pro-rated during the first year based on effective date), 50% of which will be paid quarterly and tied to the achievement of mutually agreed upon quarterly objectives and 50% of which will be tied to the achievement of overall Company performance targets. The base salary and variable compensation will be reviewed annually by the CEO.

(b)	Subject to approval by the board of directors of the Company, the Company hereby grants to the Employee options to purchase up to 120,784 common shares in the capital of the Company (equivalent to 1% of all outstanding shares, on a fully diluted basis) at an exercise price based on the fair market value of the-common shares as at the date of the grant as determined by the board of directors of the Company (the “Options”). The Options shall be granted in accordance with the terms and conditions of the Stock Option Plan including, without limitation, the vesting schedule commencing as of July 8, 2011.

(c)	The Employee, at the sole discretion of the board of directors, may also participate in any other commission, bonus, profit sharing or equity programs in place from time to time for the benefit of the employee and/or senior executives of the Company.

(d)	The Employee shall be entitled to participate in all of the benefit plans for executives of the Company in effect from time to time, including medical, dental, and group life and disability benefit plans, as of and with effect from the Effective Date.

Section 2.5 Option Acceleration

In the event of a Change in Control (as that term is defined in the Stock Option Plan), and not withstanding the vesting provisions of the Options or the Stock Option Plan, the vesting of the Options described in section 2.4(b) above shall be accelerated by a period of 12 months.

Section 2.6 Signing Bonus.

As a further incentive to accept this offer, the Company will pay the Employee a Cdn$50,000 signing bonus less those deductions, withholdings or contributions which are required by law. This bonus shall be paid in two equal instalments, the first one within 15 days of commencement of employment and the second Cdn$25,000 on November 30, 2011. If the Employee voluntarily ceases employment during the first 12 months of employment, the Employee agrees to fully reimburse the Company for these amounts.

Section 2.7 Expenses.

The Company shall reimburse the Employee for all out-of-pocket expenses reasonably and properly incurred by the Employee in connection with his duties hereunder (including, but not limited to, phone, travel, and lodging expenses while commuting between Toronto and Ottawa), provided that the Employee shall first furnish to the Company statements and vouchers for all such reasonable expenses.

ARTICLE 3

TERMINATION

Section 3.1 Termination.

The employment of the Employee hereunder may be terminated by either the Company or the Employee, as the case may be, exercised by notice in writing at any time upon the happening of any of the following events, in which event the Employee’s employment shall terminate upon the date specified in such notice (“Termination Date”):

(a)	by the Company for Cause, without advance notice or payment in lieu thereof;

(b)	by the Company, without Cause, by providing to the Employee:

(i)	either:

(A)	advance notice representing the Applicable Notice Period; or

(B)	a lump sum representing the Base Salary payable to the Employee during the Applicable Notice Period payable as of the Termination Date;

Where, for purposes hereof, “Applicable Notice Period” means a period of three (3) months plus one (1) additional month for each complete calendar year of service performed by the Employee pursuant hereto, up to a maximum Applicable Notice Period of six (6) months;

(ii)	the value of the unused accrued vacation leave with pay;

(iii)	to the extent permitted under the terms of the Company’s benefits plans, continuation of existing benefit coverage for the Applicable Notice Period;

(iv)	all eligible bonuses and commissions, if any, payable in accordance with and subject to the terms and conditions of such commissions plans or policies; and

(c)	by the Employee, by delivering four (4) weeks written prior notice of his resignation to the Company, provided that anytime after receipt of a termination notice delivered by the Employee, the Company may inform the Employee that he is no longer required to actively attend at the Company’s offices, provided that this Agreement shall automatically terminate without notice of any kind whatsoever upon the death of the Employee. The payments referred to in paragraph (b) above are inclusive of all termination notice or severance pay requirements of the Employment Standards Act, 2000 (Ontario) (the “ESA”). To the extent that the payments referred to in paragraph (b) above are less than the minimum payments required by the ESA in respect of a termination without Cause, the Company shall make such additional payments as may be necessary to meet such minimums.

The Company may deduct from any payment due to the employee under this Section 3.1, any amount then owed by the Employee to the Company, and this Agreement shall be the Employee’s written authorization for the Company to do so. It is agreed that the payment by the Company of any balance owing to the Employee following any such deduction shall be in full satisfaction of all obligations of the Company under this Section 3.1.

The Employee agrees that if the Employee is unable, due to any reason beyond the control of the Employee or the Company, to perform the Employee’s duties as an employee of the Company for a period in excess of ninety (90) consecutive business days and, for reasonable business purposes, the Company appoints a person to the position held by the Employee at the time of his said inability, then, when and if the Employee informs the Company that he is able to return to perform his duties as an employee of the Company, provided that the return to work occurs before the expiration of a period of twenty-six (26) weeks following the date of the beginning of the absence, the Company will make all reasonable commercial efforts to provide the Employee with as comparable a position as is available at that time at a base remuneration of not less than the Employee’s base salary at the time of his said inability, and other remuneration comparable to the Employee’s variable compensation at the time of the onset of said inability. If the Company, in good faith, complies with its obligations hereunder and the Employee refuses the position offered, such refusal shall be deemed for all purposes to be a resignation of employment

Section 3.2 Release.

Each of the Company and the Employee confirm that the provisions of section 3.1(b) are reasonable and the total amount payable as outlined therein is an amount which has been agreed between them to be payable hereunder and is a reasonable estimate of the damages which will be suffered by the Employee in the event of a termination without Cause and shall not be construed as a penalty. The Employee agrees to accept the payment provided for in section 3.1(b) in full satisfaction of any and all claims he has or may have against the Company in respect of his employment with the Company and the termination thereof, and the Employee agrees that any payment referred to in section 3.l (b) (to the extent applicable thereto, only to the extent such amounts are over and above the minimum payments required by the ESA) shall be conditional upon the Employee delivering a full and final release of all claims in favour of the Company.

ARTICLE 4

CONFIDENTIAL INFORMATION AND

INTELLECTUAL PROPERTY

Section 4.1 Company Information.

The Employee shall at all times during the term of his employment and thereafter hold in strictest confidence, and shall not use, except as required in connection with the Employee’s work for the Company, or disclose to any person, firm or corporation, without the written authorization of an officer of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company. By way of illustration and not limitation, such shall include information relating to products, processes, know-how, designs, formulas, source code, object code, programs, methods, samples, developmental or experimental work, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. The Employee must obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal or otherwise) that relates to his work at the Company and/or incorporates any confidential or proprietary information of the Company.

Section 4.2 Former Employer Information.

The Employee will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of his former or concurrent employers or companies, if any, and the Employee ill not bring onto the premises of the Company any unpublished documents or any property belonging to his former or concurrent employers or companies unless consented to in writing by said employers or companies. The Employee will use in the performance of his duties only information which is generally known and used by persons with training and experience comparable to that of the Employee, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Section 4.3 Third Party Information.

The Employee recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. The Employee agrees that he owes the Company and such third parties, both during the term of his employment and thereafter, a duty to hold and will so hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party), unless expressly authorized to act otherwise by an officer of the Company.

Section 4.4 Inventions and Original Works Assigned to the Company.

The Employee will make prompt written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company all of the Employee’s rights, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements or trade secrets relating to the business of the Company which the Employee may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of and in the course of the Employee’s employment with the Company.

The Employee recognizes that this Agreement does not require assignment of any invention which he has developed entirely on the Employee’s own time without using the Company’s trade secret information except for those inventions that either:

(a)	relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or,

(b)	result from any work performed by the Employee for the Company.

The Employee acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of his employment and which are protectable by copyright are works made “in the course of employment” within the meaning of the Copyright Act of Canada (Section 13(3)) or are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101) and belong to the

Company. The Employee hereby further waives any moral rights he may otherwise claim on such works of authorship and copyright.

Section 4.5 Obtaining Patent, Copyright Registrations and Other Protections.

The Employee will assist the Company in every proper way to obtain and enforce Canadian, United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of the Company in any and all countries. To that end, the Employee will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, evidencing, sustaining and enforcing or to perfect such proprietary rights and the assignment thereof. In addition, the Employee will execute, verify and deliver assignments of such proprietary rights to the Company or its designee. The Employee’s obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the cessation for any reason whatsoever of his employment, but the Company shall compensate the Employee at a reasonable rate after his employment ceases for the time actually spent by the Employee at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure the Employee’s signature on any document needed in connection with the actions specified in the preceding paragraph of this Section 4.5, the Employee hereby irrevocably designates and appoints the Company and its officers and agents as his agent and attorney-in-fact, to act for and in his behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Employee. The Employee hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which the Employee now or may hereafter has for infringement of any proprietary rights assigned to the Company.

Section 4.6 Obligation to Keep the Company Informed.

In addition to the Employee’s obligations under sections 4.4 and 4.5 above, during the period of the Employee’s employment and for six (6) months after cessation of the Employee’s employment for any reason whatsoever, the Employee will promptly disclose to the Company fully and in writing all patent applications filed by the Employee or on his behalf. At the time of each such disclosure, the Employee will advise the Company in writing of any inventions that the Employee believes are not inventions and original works assigned to the Company and the Employee will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Employee understands that the Company will keep in confidence and will not disclose to third parties without the Employee’s consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to inventions that are not inventions and original works assigned to the Company. The Employee will preserve the confidentiality of any invention that is an invention and original work assigned to the Company. The Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all proprietary information developed by the Employee and all inventions made by the Employee during the period of the Employee’s employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

Section 4.7 Conflicts of Interest; Non-Competition and Non-Solicitation.

The Employee represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by the Employee in confidence or in trust prior to the Effective Date. The Employee has not entered into, and the Employee agrees that he will not enter into, any agreement either written or oral in conflict herewith.

Furthermore, the Employee agrees that during the period of his employment by the Company and for twelve (12) months after the cessation for any reason whatsoever of his employment with the Company, he will not, without the Company’s express written consent:

(a)	anywhere within North America, engage in any employment or business activity which is the same as or obviously competitive with the primary Business of the Company (as defined in Section 1.1), nor will the Employee engage in any other activities which conflict with the Employee’s obligations to the Company; or

(b)	directly or indirectly solicit or attempt to induce any employee of the Company or any consultant or contractor engaged by the Company, to leave his or her employ or engagement.

Section 4.8 Return of Company Documents.

Upon any cessation for any reason whatsoever of the Employee’s employment with the Company, the Employee will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, electronic mail, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to the Company, its successors or assigns. The Employee agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

Section 4.9 Notification of New Employer.

In the event that the Employee leaves the employ of the Company, the Employee hereby consents to the notification of his new employer of his rights and obligations under this Agreement.

Section 4.10 Remedies.

Because the Employee’s services are personal and unique and because the Employee may have access to and become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

If any restriction set forth in this agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

Section 4.11 Interpretation.

For the purposes of this Article 4, unless the context otherwise requires, the term “Company” shall include not only the Company itself, but also its subsidiaries, affiliates, parent companies, successors, and assigns.

ARTICLE 5

GENERAL

Section 5.1 Notices.

Any notice, demand or other communication which is required or permitted by this Agreement to be given or made by a party hereto shall be in writing and shall be sufficiently given if delivered personally or sent by pre-paid registered mail at the following addresses:

(a)	to the Employee at:

1381 TECUMSEH PARK DR.

MISSISSAUGA, ONTARIO

L5H 3P1

(b)	to the Company at:

61A YORK STREET

OTTAWA, ONTARIO

K1N 5T2

Attention:                                         CFO

or at such other address as any party may from time to time advise the other party by notice in writing. Every notice or other communication shall be deemed to have been received, (i) on the date of receipt, if given by personal delivery, and (ii) the fifth Business Day after which it is mailed, if sent by registered mail. Notwithstanding the foregoing, if a strike or lockout of postal employees is in effect, or generally known to be impending, notice shall be effected by personal delivery.

Section 5.2 Survival.

Notwithstanding the termination of this Agreement, (a) neither party shall be released from any obligation that accrued prior to the Termination Date; and (b) each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement and more particularly, but not limited to, Articles 3, 4 and 5 hereof.

Section 5.3 Further Assurances.

The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

Section 5.4 Assignment.

Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations shall be assignable by either party without the prior written consent of the other party hereto.

Section 5.5 Amendment and Waiver.

No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by both parties and unanimously approved by the Company’s compensation committee (or CEO in the absence thereof). No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 5. 6 Successors and Assigns.

This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors and administrators or successors and permitted assigns, as the case may be.

Section 5. 7 Severability.

If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.

Section 5. 9 Independent Legal Advice.

The Employee acknowledges that he has been advised to obtain, and that he has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and that he understands the nature and consequences of this Agreement.

Section 5.10 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 5. 11 Counterparts.

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

[signatures on next page]

IN WITNESS WHEREOF the parties have executed this Agreement.

SIGNED, SEALED AND		)
DELIVERED IN THE PRESENCE		)
OF:		)
)
		)		/s/ Craig Miller
		)		CRAIG MILLER
By:	/s/ Sabina Vomra-Miller			July 6, 2011
Witness: Sabina Vomra-Miller
JADED PIXEL TECHNOLOGIES INC.

			By:	/s/ Tobias Lütke
Authorized Signing Officer